EXHIBIT 10.8

KREIDO BIOFUELS, INC.
88 West 44th Avenue
Vancouver, British Columbia, Canada
V5Y 2V1

Non-Qualified Stock Option Agreement

January 12, 2007

Dr. Joel Balbien
c/o Kreido Laboratories
1140 Avenido Acaso
Camarillo, CA 93012

Dear Dr. Balbien:

I am pleased to inform you that, subject to the conditions precedent to the effectiveness of this Agreement that is set forth in Section 13 of this Agreement, Kreido Biofuels, Inc. (the “Company”) has granted you a non-qualified stock option to purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth below.

The grant of this stock option is made pursuant to the Kreido Biofuels, Inc. 2006 Stock Option Plan (the “Plan”). The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. This Agreement also references the Employment Agreement (the “Employment Agreement”), dated as of November 1, 2006, between you and Kreido Laboratories, a California corporation, which Employment Agreement the Company will assume at the effective time of the merger (the “Merger”) that occurs under the Agreement and Plan of Merger, referred to in Section 13 of this Agreement.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1. Stock Option. The Company hereby grants you an incentive stock option (the “Stock Option”) to purchase from the Company One Million Two Hundred Five Thousand Three Hundred Eighty-Four (1,205,384) shares of Common Stock at a price of $1.35 per share. The date of grant (the “Date of Grant”) of the Stock Option is the date set forth above. Unless earlier exercised or terminated in accordance with the terms hereunder and in the Plan, this Stock Option will expire on the date that is the tenth (10th) anniversary of the Date of Grant.

2. Entitlement to Exercise the Stock Option. The grant of the Stock Option is subject to the following terms and conditions:

(a) The Stock Option shall be vested exercisable in eight (8) quarterly installments of One Hundred Fifty Thousand Six Hundred Seventy-Three (150,673) shares each with installments vesting on the date of each March, June, September and December of 2007 and 2008 that corresponds to the date that is the effective date of the Merger.

(b) If you die when any portion of the Stock Option is exercisable, then the person to whom your rights under the Stock Option shall have passed by will or by the laws of descent and distribution may exercise any of the exercisable portion of the Stock Option within one (1) year after your death; provided, that no Stock Option may be exercised in any event more than ten (10) years after the Date of Grant.

3. Method of Exercise & Payment. You may exercise the vested portion of the Stock Option in whole or in part, by giving written notice to the Company. The written notice shall clearly state your intent to elect to exercise the Stock Option and the number of shares of Common Stock with respect to which the Stock Option is being exercised. Further, the written notice shall be signed by you (or, in the case of your death, the person exercising the Stock Option) and shall be delivered to the Corporate Secretary of the Company at the Company’s principal executive office. Except as otherwise provided in the Plan, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) by cash or check payable to the order of the Company; (ii) by delivery or attestation of shares of Common Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price; (iii) by delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to the Company the amount necessary to pay the exercise price from the sale or proceeds of a loan from the broker with respect to the sale of Company Stock or a broker loan secured by the Company Stock; (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law; or (v) by any combination of (i) through (iv) hereof.

4. Tax Withholding. As a condition of exercise, you agree that at the time of exercise that you will pay to the Company any applicable withholding taxes, if any, that the Company is required to withhold in connection with the exercise of the Stock Option. To satisfy the applicable withholding taxes, you may elect to (a) make cash payment or authorize additional withholding from your cash compensation; (b) deliver freely tradable shares of Common Stock (which will be valued at their Fair Market Value as of the date of delivery); or (c) request that the Company retain that number of shares of Common Stock that would satisfy all or a portion of the applicable withholding taxes.

5. Transferability of Stock Option. Other than upon your death by will or by the laws of descent and distribution, the Stock Option is not transferable by you and may be exercised during your lifetime only by you.

6. Termination of Stock Option.

(a) If your employment with the Company is terminated for Cause, as such term is defined in the Employment Agreement, the Stock Option, whether or not vested, shall immediately expire effective the date of termination of employment.

(b) If you terminate your employment with the Company voluntarily without Good Reason, as such term is defined in the Employment Agreement, all unvested installments of the Stock Option shall immediately expire effective the date of termination of employment. The Stock Option, to the extent unexercised, shall expire on the later of (a) ninety (90) days after the termination of employment, and (b) the expiration of the contractual lock-up agreement.

(c) If your employment with the Company terminates on account of death or Disability, as defined below, all unvested installments of the Stock Option shall immediately expire effective the date of termination of employment. Vested installments of the Stock Option, to the extent unexercised, shall expire one (1) year after the termination of employment.

(d) If you terminate your employment with the Company (A) in connection with a Change of Control, as defined in the Employment Agreement, (B) if the Company terminates your employment without Cause or (C) if you terminate your employment with the Company for Good Reason, one-half (1/2) of all unvested installments of the Stock Option shall immediately vest up to a maximum of two (2) quarters and become exercisable effective the date of your termination of employment, and, to the extent unexercised, shall expire one (1) year after any such event.

7. Adjustments. If the number of outstanding shares of Common Stock is increased or decreased as a result of one or more stock splits, reverse stock splits, stock dividends, recapitalizations, mergers, share exchange acquisitions, combinations or reclassifications, the number of shares with respect to which you have an unexercised Stock Option and the Stock Option price shall be appropriately adjusted as provided in the Plan.

8. Delivery of Certificate. The Company may delay delivery of the certificate for shares of Common Stock purchased pursuant to the exercise of a Stock Option until (i) it receives any required representation by you or completion of any registration or other qualification of such shares under any state or federal law regulation that the Company’s counsel shall determine as necessary or advisable, or (ii) it receives advice of counsel that all applicable legal requirements have been complied with. As a condition of exercising the Stock Option, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

9. No Guaranteed Right of Employment. If you are employed by the Company, nothing contained herein shall confer upon you any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate your employment at any time for any cause.

10. Notice of Certain Dispositions. You agree to notify the Company in writing immediately after you make a disposition of any shares acquired upon exercise of this Stock Option if you are required to report information related to your ownership of Common Stock pursuant to any applicable securities laws, or if such disposition occurs before the later of (a) the date that is two years after the Date of Grant, or (b) the date that is one year after the date that you acquired such shares upon exercise of this Stock Option.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, and shall be delivered to you in person or mailed or delivered to you at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

12. Choice of Law. This Agreement shall be governed by New York law, without giving effect to the conflicts or choice of laws principles thereof.

13. Condition Precedent. This Agreement shall not be or become effective until the merger referred to in the Agreement and Plan of Merger, dated as of January 12, 2007, between the Company and Kreido Laboratories, shall have been consummated.

[Signature page follows]

Kreido Biofuels, Inc.

By:	/s/ Philip Lichtenberger
Name: Philip Lichtenberger
Title: Executive Vice President

ACKNOWLEDGEMENT BY OPTIONEE

The foregoing Stock Option is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the Date of Grant specified above.

/s/ Joel Balbien
Optionee's Signature

Joel Balbien, Ph.D.
Printed Name

Optionee's Address: